FOR IMMEDIATE RELEASE EXHIBIT 99.1
Waste Management Announces First Quarter Earnings

Company Exceeds Plan in All Key Financial Metrics

Revenue Growth from Both Yield and Volume Drive Strong Net Income and Cash Flow

HOUSTON — April 28, 2016— Waste Management, Inc. (NYSE: WM) today announced financial results for its quarter ended March 31, 2016. Revenues for the first quarter of 2016 were $3.2 billion compared with $3.0 billion for the same 2015 period. Net income for the quarter was $258 million, or $0.58 per diluted share, compared with a net loss of $129 million, or $0.28 per diluted share, for the first quarter of 2015.(a) On an as-adjusted basis, excluding certain items, net income would have been $227 million, or $0.49 per diluted share, in the first quarter of 2015.(b)

David P. Steiner, President and Chief Executive Officer of Waste Management, commented, “We achieved strong first quarter results and exceeded our internal targets in virtually every metric, including revenue, earnings, margins and cash flow. On an as-adjusted basis, we saw earnings growth of over 18%.(b) Revenue grew 4.5%, and our total company volumes turned positive for the first time since 2012. Our pricing programs resulted in core price of 5.3%, a 90 basis point improvement from the first quarter of 2015, and we achieved increased price in each line of business.(c) We also continued to see progress in our cost programs. This led to us exceeding our targets for operating EBITDA and free cash flow.”(d)

FOR MORE INFORMATION Waste Management Web site www.wm.com Analysts Ed Egl 713.265.1656 eegl@wm.com Media Toni Beck 713.394.5093 tbeck3@wm.com

KEY HIGHLIGHTS FOR THE FIRST QUARTER 2016

•	Overall revenue increased by 4.5%, or $136 million. The revenue increase was driven by positive yield and volume in the Company’s collection and disposal business of $118 million. Acquisitions net of divestitures also contributed $81 million of revenue to the current quarter. These increases were partially offset by $32 million in lower fuel surcharge revenue, $18 million in foreign currency fluctuations, and $13 million in lower recycling revenues.

•	Core price, which consists of price increases net of rollbacks and fees, other than the Company’s fuel surcharge, was 5.3%, up from 4.4% in the first quarter of 2015.

•	Internal revenue growth from yield for collection and disposal operations was 2.6%, an increase of 60 basis points compared to the first quarter of 2015.

•	Traditional solid waste business internal revenue growth from volume was positive 2.4% in the first quarter of 2016, or 1.8% after adjusting for one additional workday in the current quarter. Total Company internal revenue growth from volume grew 1.9% in the first quarter and was 1.3% on a workday adjusted basis.

•	Average recycling commodity prices were approximately 12.0% lower in the first quarter of 2016 than in the prior year period. Recycling volumes increased 3.1% in the first quarter. Results in the Company’s recycling line of business improved by almost $0.02 per diluted share when compared to the prior year period.

•	As a percent of revenue, operating expenses were 62.8% in the first quarter of 2016, as compared to 64.0% in the first quarter of 2015.

•	As a percent of revenue, SG&A expenses were 11.4% in the first quarter of 2016, which is flat when compared to the first quarter of 2015.

•	Net cash provided by operating activities was $706 million, compared to $499 million in the first quarter of 2015, an increase of over 40%. As a result of obtaining new Canadian dollar debt financing, the Company terminated its cross currency hedge during the first quarter of 2016. This resulted in a $67 million benefit to cash flow from operating activities and a negative $0.01 per diluted share impact to earnings.

•	Capital expenditures were $317 million, an increase of $84 million compared to 2015. The increase was due to an intentional change in the timing of our truck purchases, and the Company still expects full-year capital expenditures to be between $1.3 and $1.4 billion.

•	The Company had $13 million of proceeds from the sale of assets and businesses in the quarter, $6 million less than the first quarter of 2015.

•	Free cash flow improved to $402 million in the first quarter of 2016, an increase of $117 million when compared to free cash flow for the first quarter of 2015.(b)

•	The Company returned $433 million to shareholders during the first quarter, paying $183 million in dividends and repurchasing $250 million of its common stock.

•	The effective tax rate was approximately 35.4%, slightly above the Company’s expected full-year tax rate of 35%. The increase was due to the timing of certain items, as the Company still expects its full-year tax rate to be 35%.

Steiner concluded, “The year is off to a strong start driven by the collaboration of our corporate and field teams to drive our initiatives. We expect the momentum to continue through 2016 and expect to meet or exceed our full-year 2016 guidance of adjusted earnings per diluted share between $2.74 and $2.79, and free cash flow of between $1.5 and $1.6 billion.(b) However, before we give a more precise update to our guidance, we want to see the extent of our second quarter seasonal uptick. Consequently, we would provide any adjustments to our guidance with our second quarter 2016 results.”

(a)	For purposes of this press release, all references to “Net loss” and “Net income” refer to the financial statement line items “Net income (loss) attributable to Waste Management, Inc.” and “Net income attributable to Waste Management, Inc.,” respectively.
(b)	This press release contains a discussion of non-GAAP measures, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with (i) additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and are not representative or indicative of its results of operations and (ii) financial measures the Company uses in the management of its business. Accordingly, net income and earnings per diluted share for the first quarter of 2015 have been presented in certain instances excluding items identified in the reconciliations provided.

The Company’s projected full year 2016 earnings per diluted share is not based on GAAP net earnings per diluted share and are anticipated to be adjusted to exclude the effects of events or circumstances in 2016 that are not representative or indicative of the Company’s results of operations including the items excluded from our as-adjusted first quarter results. Projected GAAP earnings per diluted share for the full year would require inclusion of the projected impact of future excluded items, including items that are not currently determinable, but may be significant, such as asset impairments and one-time items, charges, gains or losses from divestitures or litigation, or other items. Due to the uncertainty of the likelihood, amount and timing of any such items, the Company does not have information available to provide a quantitative reconciliation of adjusted projected full year earnings per diluted share or projected earnings growth to a GAAP earnings per diluted share projection.

The Company also discusses free cash flow and provides projections of free cash flow. Free cash flow is a non-GAAP measure. The company discusses free cash flow because the Company believes that it is indicative of its ability to pay its quarterly dividends, repurchase common stock, fund acquisitions and other investments and, in the absence of refinancings, to repay its debt obligations. Free cash flow is not intended to replace “Net cash provided by operating activities,” which is the most comparable U.S. GAAP measure. However, the Company believes free cash flow gives investors useful insight into how the Company views its liquidity. Nevertheless, the use of free cash flow as a liquidity measure has material limitations because it excludes certain expenditures that are required or that the Company has committed to, such as declared dividend payments and debt service requirements. The Company defines free cash flow as:

•	Net cash provided by operating activities

•	Less, capital expenditures

•	Plus, proceeds from divestitures of businesses (net of cash divested) and other sales of assets.

The Company’s definition of free cash flow may not be comparable to similarly titled measures presented by other companies, and therefore is not subject to comparison.

The quantitative reconciliations of non-GAAP measures used herein to the most comparable GAAP measures are included in the accompanying schedules, with the exception of projected earnings per diluted share. Non-GAAP measures should not be considered a substitute for financial measures presented in accordance with GAAP, and investors are urged to take into account GAAP measures as well as non-GAAP measures in evaluating the Company.

(c)	Core price is a performance metric used by management to evaluate the effectiveness of our pricing strategies; it is not derived from our financial statements and may not be comparable to measures presented by other companies. Core price is based on certain historical assumptions, which may differ from actual results, to allow for comparability between reporting periods and to reveal trends in results over time.
(d)	Management defines operating EBITDA as GAAP income from operations before depreciation and amortization; this measure may not be comparable to similarly titled measures reported by other companies.

The Company will host a conference call at 10:00 AM (Eastern) today to discuss the first quarter 2016 results. Information contained within this press release will be referenced and should be considered in conjunction with the call.

The conference call will be webcast live from the Investor Relations section of Waste Management’s website www.wm.com. To access the conference call by telephone, please dial (877) 710-6139 approximately 10 minutes prior to the scheduled start of the call. If you are calling from outside of the United States or Canada, please dial (706) 643-7398. Please utilize conference ID number 81195417 when prompted by the conference call operator.

A replay of the conference call will be available on the Company’s website www.wm.com and by telephone from approximately 1:00 PM (Eastern) Thursday, April 28, 2016 through 5:00 PM (Eastern) on Thursday, May 12, 2016. To access the replay telephonically, please dial (855) 859-2056, or from outside of the United States or Canada dial (404) 537-3406, and use the replay conference ID number 81195417.

The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. This press release contains a number of such forward-looking statements, including but not limited to statements regarding 2016 earnings per diluted share; 2016 free cash flow; future results from yield management and cost controls; and future volume trends and improvements. You should view these statements with caution. They are based on the facts and circumstances known to the Company as of the date the statements are made. These forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those set forth in such forward-looking statements, including but not limited to, increased competition; pricing actions; failure to implement our optimization, growth, and cost savings initiatives and overall business strategy; failure to identify acquisition targets and negotiate attractive terms; failure to consummate or integrate such acquisitions; failure to obtain the results anticipated from acquisitions; environmental and other regulations; commodity price fluctuations; disposal alternatives and waste diversion; declining waste volumes; failure to develop and protect new technology; significant environmental or other incidents resulting in liabilities and brand damage; weakness in economic conditions; failure to obtain and maintain necessary permits; labor disruptions; impairment charges; and negative outcomes of litigation or governmental proceedings. Please also see the Company’s filings with the SEC, including Part I, Item 1A of the Company’s most recently filed Annual Report on Form 10-K, for additional information regarding these and other risks and uncertainties applicable to our business. The Company assumes no obligation to update any forward-looking statement, including financial estimates and forecasts, whether as a result of future events, circumstances or developments or otherwise.

ABOUT WASTE MANAGEMENT

Waste Management, based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through its subsidiaries, the company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of landfill gas-to-energy facilities in the United States. The company’s customers include residential, commercial, industrial, and municipal customers throughout North America. To learn more information about Waste Management, visit www.wm.com or www.thinkgreen.com.

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Waste Management, Inc.

Condensed Consolidated Statements of Operations

(In Millions, Except Per Share Amounts)

(Unaudited)

	Quarters Ended March 31,
	2016	2015

Operating revenues	$3,176	$3,040

Costs and expenses:
Operating	1,993	1,946
Selling, general and administrative	362	348
Depreciation and amortization	312	292
Restructuring	2	1
(Income) expense from divestitures, asset impairments and unusual items	(1)	13

	2,668	2,600

Income from operations	508	440

Other income (expense):
Interest expense, net	(95)	(104)
Loss on early extinguishment of debt	(1)	(550)
Equity in net losses of unconsolidated entities	(7)	(8)
Other, net	(9)	—

	(112)	(662)

Income (loss) before income taxes	396	(222)
Provision for (benefit from) income taxes	140	(91)

Consolidated net income (loss)	256	(131)
Less: Net income (loss) attributable to noncontrolling interests	(2)	(2)

Net income (loss) attributable to Waste Management, Inc.	$258	$(129)

Basic earnings (loss) per common share	$0.58	$(0.28)

Diluted earnings (loss) per common share	$0.58	$(0.28)

Basic common shares outstanding	446.1	458.5

Diluted common shares outstanding	448.6	458.5

Cash dividends declared per common share	$0.41	$0.385

(1)

Waste Management, Inc.

Earnings Per Share

(In Millions, Except Per Share Amounts)

(Unaudited)

	Quarters Ended March 31,
	2016	2015

EPS Calculation:

Net income (loss) attributable to Waste Management, Inc.	$258	$(129)

Number of common shares outstanding at end of period	444.7	457.8
Effect of using weighted average common shares outstanding	1.4	0.7

Weighted average basic common shares outstanding	446.1	458.5
Dilutive effect of equity-based compensation awards and other contingently issuable shares	2.5	—

Weighted average diluted common shares outstanding	448.6	458.5

Basic earnings (loss) per common share	$0.58	$(0.28)

Diluted earnings (loss) per common share	$0.58	$(0.28)

(2)

Waste Management, Inc.

Condensed Consolidated Balance Sheets

(In Millions)

	March 31, 2016	December 31, 2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$104	$39
Receivables, net	1,988	2,094
Other	210	212

Total current assets	2,302	2,345

Property and equipment, net	10,796	10,665
Goodwill	6,215	5,984
Other intangible assets, net	645	477
Other assets	823	896

Total assets	$20,781	$20,367

Liabilities and Equity

Current liabilities:
Accounts payable, accrued liabilities, and deferred revenues	$2,036	$2,257
Current portion of long-term debt	524	253

Total current liabilities	2,560	2,510

Long-term debt, less current portion	9,072	8,676
Other liabilities	3,839	3,814

Total liabilities	15,471	15,000

Equity:
Waste Management, Inc. stockholders’ equity	5,290	5,345
Noncontrolling interests	20	22

Total equity	5,310	5,367

Total liabilities and equity	$20,781	$20,367

Note: Prior year information has been reclassified to conform to 2016 presentation.

(3)

Waste Management, Inc.

Condensed Consolidated Statements of Cash Flows

(In Millions)

(Unaudited)

	Quarters Ended March 31,
	2016	2015
Cash flows from operating activities:
Consolidated net income (loss)	$256	$(131)
Adjustments to reconcile consolidated net income (loss) to net cash provided by operating activities:
Depreciation and amortization	312	292
Loss on early extinguishment of debt	1	550
Other	90	99
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	47	(311)

Net cash provided by operating activities	706	499

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(537)	(445)
Capital expenditures	(317)	(233)
Proceeds from divestitures of businesses and other assets (net of cash divested)	13	19
Net receipts from restricted trust and escrow accounts, and other	(6)	31

Net cash used in investing activities	(847)	(628)

Cash flows from financing activities:
New borrowings	1,301	1,817
Debt repayments	(647)	(2,029)
Premiums paid on early extinguishment of debt	(1)	(554)
Common stock repurchases	(250)	—
Cash dividends	(183)	(176)
Exercise of common stock options	18	39
Other, net	(32)	5

Net cash provided by (used in) financing activities	206	(898)

Effect of exchange rate changes on cash and cash equivalents	—	(3)

Increase (decrease) in cash and cash equivalents	65	(1,030)
Cash and cash equivalents at beginning of period	39	1,307

Cash and cash equivalents at end of period	$104	$277

(4)

Waste Management, Inc.

Summary Data Sheet

(Dollar Amounts in Millions)

(Unaudited)

	Quarters Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Operating Revenues by Lines of Business

Collection
Commercial	$846	$834	$820
Residential	610	626	612
Industrial	561	567	509
Other	96	97	76

Total Collection	2,113	2,124	2,017
Landfill	707	745	635
Transfer	346	348	308
Recycling	268	285	282
Other	348	358	333
Intercompany (a)	(606)	(614)	(535)

Operating revenues	$3,176	$3,246	$3,040

	Quarters Ended
	March 31, 2016		March 31, 2015
	Amount	As a % of Total Company	Amount	As a % of Total Company
Analysis of Change in Year Over Year Revenues
Average yield (i)	$16	0.5%	$(24)	-0.7%
Volume	57	1.9%	(95)	-3.0%

Internal revenue growth	73	2.4%	(119)	-3.7%
Acquisition	92	3.0%	8	-0.2%
Divestitures	(11)	-0.3%	(220)	*
Foreign currency translation	(18)	-0.6%	(25)	-0.8%

	$136	4.5%	$(356)	-10.5%

	Amount	As a % of Related Business	Amount	As a % of Related Business
(i) Average yield
Collection and disposal	$69	2.6%	$54	2.0%
Recycling commodities	(21)	-8.0%	(42)	-12.2%
Fuel surcharges and mandated fees	(32)	24.6%	(36)	-21.3%

Total	$16	0.5%	$(24)	-0.7%

	Quarters Ended March 31,
	2016	2015
Free Cash Flow Analysis (b)

Net cash provided by operating activities	$706	$499
Capital expenditures	(317)	(233)
Proceeds from divestitures of businesses and other assets (net of cash divested)	13	19

Free cash flow	$402	$285

*	Percentage change does not provide a meaningful comparison.
(a)	Intercompany revenues between lines of business are eliminated within the Condensed Consolidated Financial Statements included herein.
(b)	The summary of free cash flows has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.

(5)

Waste Management, Inc.

Summary Data Sheet

(Dollar Amounts in Millions)

(Unaudited)

	Quarters Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Balance Sheet Data

Cash and cash equivalents	$104	$39	$277

Debt-to-total capital ratio:
Long-term indebtedness, including current portion	$9,596	$8,929	$9,152
Total equity	5,310	5,367	5,575

Total capital	$14,906	$14,296	$14,727

Debt-to-total capital	64.4%	62.5%	62.1%

Capitalized interest	$2	$4	$4

Acquisition Summary (a)

Gross annualized revenue acquired	$155	$75	$244

Total consideration	$532	$128	$465

Cash paid for acquisitions	$537	$81	$445

Other Operational Data

Internalization of waste, based on disposal costs	64.8%	65.7%	64.3%

Total landfill disposal volumes (tons in millions)	23.6	24.7	20.9

Active landfills	248	249	254

Landfills reporting volume	231	233	236

Amortization, Accretion and Other Expenses for Landfills Included in Operating Groups:
Landfill amortization expense -
Cost basis of landfill assets	$83.6	$87.2	$72.4
Asset retirement costs	14.8	1.2	16.0

Total landfill amortization expense (b) (c)	98.4	88.4	88.4
Accretion and other related expense	18.8	19.7	18.4

Landfill amortization, accretion and other related expense	$117.2	$108.1	$106.8

(a)	Represents amounts associated with business acquisitions consummated during the indicated periods except for Cash paid for acquisitions, which may include cash payments for business acquisitions consummated in prior quarters.
(b)	The quarter ended March 31, 2016 as compared to the quarter ended December 31, 2015 reflects an increase in amortization expense of approximately $10 million, primarily due to changes in landfill estimates identified in both quarters and by an increase in volumes primarily due to seasonality.
(c)	The quarter ended March 31, 2016 as compared to the quarter ended March 31, 2015 reflects an increase in amortization expense of approximately $10 million primarily due to volume.

(6)

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions, Except Per Share Amounts)

(Unaudited)

	Quarter Ended March 31, 2016
	After-tax Amount	Per Share Amount
Net Income and Diluted EPS, as reported	$258	$0.58	(a)

	Quarter Ended March 31, 2015
	After-tax Amount	Tax Expense	Per Share Amount
Adjusted Net Income and Earnings Per Diluted Share
Net Income (Loss) and Diluted EPS, as reported	$(129)		$(0.28)
Adjustments to Net Income (Loss) and Diluted EPS:
Loss on early extinguishment of debt	344	206	0.74
Asset impairments and unusual items (b)	12	2	0.03

	356		0.77

Net Income and Diluted EPS, as adjusted	$227		$0.49	(a)

2016 Projected Free Cash Flow Reconciliation (c)

	Scenario 1	Scenario 2
Net cash provided by operating activities	$2,750	$2,900
Capital expenditures	(1,300)	(1,400)
Proceeds from divestitures of businesses and other assets (net of cash divested)	50	100

Free Cash Flow	$1,500	$1,600

(a)	More than 18% growth in as-reported earnings per diluted share in the first quarter of 2016 over adjusted earnings per diluted share in first quarter of 2015.
(b)	Includes net charges reflected in: i) the “asset impairments and unusual items” financial caption, primarily related to certain adjustments associated with the sale of our waste-to-energy business in December 2014 and an impairment of a landfill in Western Canada and ii) the “restructuring” financial caption.
(c)	The reconciliation includes two scenarios that illustrate our projected free cash flow range for 2016. The amounts used in the reconciliation are subject to many variables, some of which are not under our control and, therefore, are not necessarily indicative of actual results.

(7)

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions)

(Unaudited)

	Quarter Ended March 31, 2016
	Amount		As a % of Revenues
Operating revenues, as reported	$3,176

Income from operations, as reported	508	(a)	16.0	% (a)
Depreciation and amortization	312

Operating EBITDA and Operating EBITDA as a percent of Revenues	$820	(b)	25.8	% (b)

	Quarter Ended March 31, 2015
	Amount		As a % of Revenues

Adjusted Income from Operations, Adjusted Operating EBITDA and each as a percent of Revenues

Operating revenues, as reported	$3,040

Income from operations, as reported	440
Adjustments to Income from operations:
Asset impairments and unusual items	14

Adjusted Income from Operations and Adjusted Income from Operations as a percent of Revenues	454	(a)	14.9	% (a)
Depreciation and amortization	292

Adjusted Operating EBITDA and Adjusted Operating EBITDA as a percent of Revenues	$746	(b)	24.5	% (b)

(a)	Income from operations for the first quarter of 2016 increased $54 million, or 110 basis points as a percent of revenues, compared with adjusted results for the same period prior year.
(b)	Operating EBITDA increased $74 million, or almost 10%, and 130 basis points as a percent of revenues, compared with adjusted results for the same period prior year.

(8)